Exhibit 10.1
OPTION AGREEMENT
     THIS AGREEMENT entered into this 20th day of October, 2006, between AVATAR PROPERTIES INC., a Florida corporation, whose address is 201 Alhambra Circle, 12th Floor, Coral Gables, Florida 33134-5102 (hereinafter referred to as “Seller”), and THE NATURE CONSERVANCY, a nonprofit District of Columbia corporation, whose address is 222 South Westmonte Drive, Suite 300, Altamonte Springs, Florida 32714 (hereinafter referred to as “Buyer” or “TNC”).

SELLER	BUYER:
Avatar Properties Inc.	The Nature Conservancy
201 Alhambra Circle, 12th Floor	222 S. Westmont Drive, Suite 300
Coral Gables, Florida 33134-5102	Altamonte Springs, Florida 32714
Attention: Dennis J. Getman	Attention: Keith Fountain
Telephone: 305/442-7000	Telephone: 407/682-3664
Fax: 305/448-9927	Fax: 407/682-3077
Email: Dennis_Getman@AvatarHoldings.com	Email: kfountain@tnc.org

With a copy to:

Geoff Rich, Senior Attorney
The Nature Conservancy
222 S. Westmont Drive, Suite 300
Altamonte Springs, Florida 32714
Telephone: 407/682-3664
Fax: 407/682-3985
Email: grich@tnc.org
     WHEREAS, Buyer is a charitable nonprofit corporation whose mission is to preserve the plants, animals and natural communities that represent the diversity of life on earth by protecting the lands and waters they need to survive.
     WHEREAS, The Seller received the attached letter from the Department of Environmental Protection, dated September 7, 2006, and as a result of that letter, Seller has decided to sell the property to Buyer.
     WHEREAS, Seller understands that Buyer may make a subsequent sale or other disposition of the Property and that Buyer reserves the right to do so in favor of any party, whether or not a public agency, on terms which Buyer, in its sole discretion, deems appropriate, it being Buyer’s practice to apply the net proceeds so derived, if any, to its charitable work.
     WHEREAS, The parties hereby acknowledge that if said purchase price is below fair market value, such price does not reflect a reduction in value due to the presence of, or the suspected presence of, pollutants, hazardous substances, or toxic substances on or under the Property.

AGREEMENT
     NOW, THEREFORE, IN CONSIDERATION OF THE Option Money (as defined below), mutual covenants and agreements contained herein and other valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:
     1. Grant of Option. For and in consideration of the sum of ONE THOUSAND AND 00/100 DOLLARS ($1,000.00) (hereinafter referred to as the “Option Money”), the receipt of which Seller hereby acknowledges, Seller does hereby grant, and warrants to Buyer that it has the right and authority to grant, to Buyer the exclusive and irrevocable right and option (the “Option”) to purchase, for the price and upon the terms and conditions hereinafter set forth, the lands more particularly described in EXHIBIT “A” attached hereto and by this reference incorporated herein, lying in Marion County, Florida, together with all improvements located thereon and all easements and all rights, tenements, hereditaments, members, privileges, licenses and appurtenances thereto, all utility reservations, easements, strips and gores of land, rights-of-way, improvements and fixtures located thereon, all governmental licenses, permits and certificates applicable thereto, and all of Seller’s right, title, and interest in an to all public and private ways adjoining or serving the same, and all riparian rights and interests in waterbodies, and the beds of waterbodies, on or adjacent to the described lands (hereinafter collectively referred to as the “Property”). The Option is coupled with an interest and shall be irrevocable during the initial term of the Option and any extensions of the initial term.
     2. Term of Option. The Option shall remain open and in effect for an initial period commencing with the effective date of this Agreement and ending at 12:00 midnight on December 6, 2006 (the “Term”).
     3. Exercise of Option. The Option may be exercised at any time prior to the expiration of the Term by written notice from Buyer to Seller, either mailed or delivered to Seller as provided in Section 21 below. If the Option is not so exercised prior to the expiration of the Term, this Agreement shall automatically terminate, and, except as expressly provided to the contrary herein, Seller and Buyer shall have no further rights, obligations or duties hereunder.
     4. Disposition of Option Money. The Option Money shall be credited against the amounts due from Buyer at Closing. If the sale of the Property is not consummated under this Agreement because of Seller’s failure, refusal or inability to perform any of Seller’s obligations under this Agreement, the failure of any of Seller’s representations or warranties under this Agreement or because Buyer elects not to close by reason of damage to or condemnation of the Property as provided below, the Option Money shall be promptly returned to Buyer upon request; otherwise, the Option Money shall not be refundable but shall be retained by Seller.
     5. Purchase Terms.
          a. Price. In the event that Buyer timely exercises the Option, Seller shall sell to Buyer and Buyer shall buy from Seller the Property for a purchase price of SEVENTY SIX MILLION TWO HUNDRED FORTY FIVE THOUSAND AND 00/100 DOLLARS ($76,245,000.00 (the “Purchase Price”).
     b. Method of Payment. The Purchase Price shall be payable by crediting the Option Money paid against the Purchase Price, and the balance by wire transfer and/or state warrant at closing; subject to those credits, pro-rations and adjustments provided elsewhere in the Agreement. Seller hereby agrees that a state warrant in the amount of $43,245,000.00, a check or wire from Marion County in the amount of $2,000,000, and a wire from Buyer in the amount of $31,000,000.00 for the Property may be issued directly to an escrow agent who is authorized by law to receive such payment, and who is acceptable to Buyer, and to require the escrow agent to pay Seller’s expenses of sale and real estate taxes.
          c. State of Florida Participation. Seller acknowledges that, at closing, Buyer will be conveying a portion of the Property as determined in the sole discretion of Buyer and the Florida Department of Environmental Protection, Division of State Lands, to the Board of Trustees of the Internal Improvement Trust Fund of the State of Florida (hereafter “Trustees”) and Buyer’s obligation to close this transaction is contingent on the Trustees’ payment of $43,245,000.00 at Closing as described in Section 5b. above. Buyer’s obligation is also contingent upon Marion County’s payment of $2,000,000.00 at Closing as described in Section 5b. above, and Marion County’s payment of $500,000 to Buyer for closing costs at Closing. In the event the funds from either the Trustees or Marion County are not received at Closing, this Agreement may be terminated by Buyer by notice as provided in Section 21 and Seller and Buyer shall have no further rights, obligations or duties hereunder.
     The Purchase Price stated herein is contingent upon confirmation by the State of Florida of the final State approved purchase price after completion of the boundary survey. It is understood and agreed by the parties that the Purchase Price stated herein is based on the Property containing an estimated 4,471 acres, and any reduction in the final surveyed area may result in a reduction in the Purchase Price as mutually agreed upon by the parties.
     6. Deliberately omitted.
     7. Survey. Buyer may, at any time after the date of this Agreement and before the Closing, cause a survey acceptable in form to Buyer and any acquiring governmental entity to be made of the Property by a land surveyor registered in the state where the Property is located. The expense of the survey shall be borne by Buyer. The plat of survey shall show the boundaries of, and state the acreage of the Property, rounded to the nearest one-hundredth (l/100th) of an acre. The legal description in EXHIBIT “A” shall be changed, if necessary, without the necessity of amending this Agreement, to conform to the survey and to the requirements of the title commitment, or to allow the Seller to convey any portion of the Property directly to the Trustees at Closing as provided in Section 9. It is the intention of the Seller to convey all property owned by Seller in the plat of Silver Springs Park Addition in the NE 1/4 of Section 26, Township 14 South, Range 22 East, Marion County, Florida.
     8. Title. At any time prior to Closing, Buyer may obtain a commitment, and after Closing an owner’s title insurance policy, both at Buyer’s expense, with a title insurer and agent selected by Buyer, in the amount of the Purchase Price, reflecting good and marketable fee simple title to the Property in Seller, subject only to the following: a) the lien of current ad valorem taxes and assessments not yet due and payable; b) applicable zoning ordinances; and c) matters of record not objected to by Buyer. Further, Buyer may object to any matter of title which in Buyer’s reasonable judgment, will preclude, impede or inhibit Buyer’s intended use or disposition of the Property. If a survey is completed, the survey and evidence of title may be examined together. Buyer shall have 30 days following receipt of the owner’s title insurance commitment within which to examine it and to furnish to Seller a written statement of any objections to title. Matters reflected by the survey, including utility easements, which are inconsistent with the preservation and management of the Property in its natural state, may be treated as title defects, and may be raised within 20 days of receipt of the final, sealed, survey. Seller shall immediately and diligently attempt to satisfy the stated title objections and shall have twenty (20) days to do so. In no event shall a title defect constitute a default by Seller hereunder nor shall Buyer have any right of action against Seller for damages or for specific performance in the event of such title defect or the failure of Seller to cure same within the aforesaid twenty (20) day period, the rights of Buyer being limited solely to the return of the Option Money or the purchase of the Property subject to any title defects without abatement or adjustment of the purchase price unless mutually agreed upon by the parties. Failure of the Buyer to reject title as required herein shall mean the Buyer has accepted same.
     If Seller fails to timely satisfy all of the stated title objections, Buyer may, at its option:
          a. waive the title objections and proceed to close;
          b. extend the Term for fifteen (15) days by written notice to Seller, to enable Seller to satisfy the stated title objections;
          c. as long as the portion of the Property does not exceed two hundred (200) acres, proceed to closing with respect to the portions(s) of the Property not affected by the stated title objections, in which event the Purchase Price shall be reduced to reflect the portion of the Property removed from the transaction.
          d. cure such title defects as may be cured by the payment of money, as long as such payment does not exceed Two Hundred Fifty Thousand ($250,000.00) Dollars, with a credit to Buyer against the portion of the Purchase Price due at Closing for such expenses of curing title; or
          e. terminate this Agreement, in which case all of the Option Money and all sums paid by Buyer for surveys, hazardous materials inspection, appraisals, and title insurance commitment shall be promptly reimbursed to Buyer and, except as expressly provided to the contrary herein, Seller and Buyer shall have no further rights, obligations or duties hereunder.
     If Buyer elects to extend the Term under subparagraph b) above and the Seller subsequently fails or is unable to satisfy the stated title objections by the extended Term, Buyer may elect between the alternatives set forth in subsections “a”, “c”, “d” or “e” above.
     9. Closing. If Buyer timely exercises the Option, the transaction contemplated by this Agreement shall be closed on or before December 22, 2006, (the “Closing”) at the office of the closing agent designated by Buyer at 12:00 noon, or such other time as the parties agree to in writing, provided however, that if a defect exists in the title to the Property, title commitment, Survey, environmental site assessment            or any documents required to be provided or completed and executed by Seller, the closing shall occur either on the original closing date or within 15 days after receipt of documentation removing the defects, whichever is later . The parties agree that Buyer may arrange a simultaneous closing with a public agency and Seller will cooperate in coordinating such a simultaneous closing. The parties may arrange to close by mail. At Buyer’s request, all closing documents and the title insurance commitment referred to above shall be prepared naming a governmental entity as grantee, buyer, or insured for all or any portion of the Property. Seller shall have the option in its sole discretion, to reschedule the closing for January 4, 2007.
     Seller shall deliver to Buyer at Closing the following documents, prepared by Buyer’s counsel with such documents to be reasonably acceptable in form to Seller’s attorney:
          a. a special warranty deed to the Property meeting the requirements as to title set forth above, together with a bill of sale for the personal property appurtenant to the Property, if any;
          b. an owner’s affidavit attesting to the absence of mechanic’s or materialmen’s liens, boundary line disputes, proceedings involving Seller which might affect title to the Property, or parties in possession other than Seller and such lessees or licensees as my be in possession pursuant to ground leases or licenses meeting the requirements as to title set forth above;

          c. an environmental affidavit for the benefit of Buyer and Trustees;
          d. a Beneficial Interest Affidavit and Disclosure Statement for the benefit of Buyer and Trustees as more fully described in Paragraph 33; and
          e. closing statement.
     All affidavits referenced in subsections “b,” “c,” and “d” above must run to the Buyer and Trustees.
     10. Closing Expenses and Prorations.
          a. The following expenses shall be paid by the Seller:
               i.) Documentary stamps exceeding $500,000 in the approximate amount of $33,715.00;
               ii.) recording fees, and the cost of preparing all documents necessary to satisfy the requirements of the title insurance commitment or remove encumbrances on Seller’s title.
          b. The following expenses shall be paid by the Buyer:
               i.) Documentary stamps in the amount of $500,000.00;
               ii.) Boundary survey;
               iii.) Environmental Site Assessment;
               iv.) the cost of title examination, preparation of the title insurance commitment, the owner’s title insurance premium, and all other costs associated with the preparation and delivery of the owner’s title insurance policy, and the costs, if any, to perfect the Seller’s title, including the costs or fees of the title insurance agency or attorney.
          c. Real property taxes and assessments (“Tax” or “Taxes”) for the current year shall be prorated as of Closing, treating the Buyer as the owner of the Property on the date of Closing. Seller shall provide to Buyer the most recent real property tax bill(s) for the Property.
               i.) Taxes shall be prorated based on the current year’s Tax, if known;
               ii.) If closing occurs at a date when the current year’s Taxes are not yet fixed, and the current year’s assessment is available, Taxes will be prorated based upon such Assessment and the prior year’s millage;
               iii.) If the current year’s assessment is not available, Taxes will be prorated based on the prior year’s Tax. However, any Tax proration based on an estimate shall be promptly adjusted, at the request of either party, upon receipt of the current year’s tax bill, and a statement to that effect shall be included in the closing statement. Any rents or other income derived from the leasing or licensing of the Property or any part thereof, sanitary sewer taxes and utility charges shall also be prorated as of Closing.
          d. All other expenses including, but not limited to attorney’s fees, shall be paid by the party incurring the same.

     11. Risk of Loss and Maintenance. Between the effective date of this Agreement and the Closing, Seller assumes all risk of loss to the Property. Seller acknowledges that Buyer’s interest in purchasing the Property is the preservation of environmentally-sensitive property. Seller shall maintain the Property in its present condition pending Closing and shall not remove, or permit the removal of, any timber from the Property or otherwise make or permit any changes in or upon the Property except with Buyer’s advance written consent or which are necessary to help preserve the Property. In the event of loss or damage to the Property such that the Property is, in the reasonable discretion of Buyer, no longer suitable for Buyer’s preservation purposes, Buyer shall have the right, by notice given to Seller as provided herein, to terminate this Agreement, whereupon Seller shall promptly refund to Buyer all of the Option Money and except as expressly provided to the contrary herein, Seller and Buyer shall have no further rights, obligations or duties hereunder.
     12. Seller’s Representations and Warranties. Seller represents and warrants to Buyer that:
          a. Seller has good and marketable fee simple title to the Property;
          b. Seller has the right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby in accordance with its terms;
          c. There are no leases, licenses contracts or agreements of any kind whatever affecting the Property or any part thereof, except for two Ground Leases with Swift Agrisales, Inc., which may be terminated upon six (6) months notice;
          d. Deliberately omitted;
          e. Seller will not enter into any other contracts or agreements of any kind affecting the Property or any part thereof after the date of this Agreement, without the advance written consent of Buyer.;
          f. Seller knows of no pending or threatened proceedings, including, without limitation, boundary line disputes, which might affect the Property or any part thereof or Seller’s title thereto;
          g. There exists no uncured notice served upon or delivered to Seller by any private or governmental party which might result in any lien upon or claim against the Property or any part thereof which specify any violation of law, rule, regulation, ordinance, covenant, condition or restriction with respect to the Property or any part thereof;
          h. To the best of Seller’s knowledge and belief, such knowledge to be that of Dennis J. Getman, the General Counsel of the Seller, after inquiry, there is no condition at, on, under or related to the Property presently or potentially posing a significant hazard to human health or the environment, whether or not in compliance with law, and there has been no production, use, treatment, storage, transportation or disposal of any Hazardous Materials, as hereinafter defined, on the Property, nor any release or threatened release of any Hazardous Materials, pollutant or contaminant into, upon or over the Property or into or upon ground or surface water at the Property;
          i. To the best of Seller’s knowledge and belief, such knowledge to be that of Dennis J. Getman, the General Counsel of the Seller, after inquiry, no Hazardous Materials are now or ever have been stored on the Property in underground tanks, pits or surface impoundments and there are no asbestos-containing materials incorporated into the buildings or interior improvements or equipment that are part of the Property or other assets to be transferred pursuant to this Agreement; and

          j. Hazardous Material Defined:
               i.) the presence of which requires investigation, remediation, or is, or become regulated under any federal, state or local statute, regulation, ordinance, order, action policy, or common law; or
               ii.) which is or becomes defined as a “hazardous substance”, pollutant, or contaminant under any federal, state, local statute, regulation, rule, or contaminant under any federal, state, or local statute, regulation, rule, or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) and/or the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.); or
               iii.) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous, or poses, or threatens to pose a hazard to the health or safety of persons on or about the Property, and is or becomes regulated by any governmental authority, agency, department, commission, board, or instrumentality of the United States, the State in which the Property is located or any political subdivision thereof.
          k. Seller has provided to Buyer copies of all notices or communication of any type Seller has received in the past ten (10) years concerning the actual or potential presence of Hazardous Materials on the Property, and agrees to immediately provide to Buyer copies of all such notices received prior to Closing.
          l. The Property has direct access to publicly-dedicated rights-of-way, without the necessity of any private easements over or across the property of third parties.
     Seller will take all such actions as will cause all of the foregoing representations and warranties to be true and correct as of Closing and will so certify to Buyer at Closing. All of the representations and warranties made by Seller in this Agreement, including but not limited to those set forth above, shall be deemed material conditions of the consummation of the transaction contemplated by this Agreement and shall expressly survive the Closing of such transactions and the delivery of the instruments of conveyance.
     13. Hazardous Materials Audit(s) and Remediation. Anytime before the expiration of the Term, Buyer shall obtain a report of an investigation of the Property carried out and prepared by a licensed engineer or geologist selected by Buyer employing procedures that a prudent Buyer would employ under the circumstances (“Phase I Audit”). A copy of the final report for the Phase I Audit will be delivered by Buyer to Seller. In the event that the Phase I Audit final report states that it is likely that there are Recognized Environmental Conditions, which would include Hazardous Materials, present on or beneath the surface of the Property, or that further investigations are necessary to determine whether Recognized Environmental Conditions are present (“Unsatisfactory Report”), Buyer may elect the to terminate this Agreement by giving notice as required herein, in which event Seller agrees to return to Buyer the Option Money paid, and to reimburse Buyer for the actual cost for all appraisals, surveys and inspections of any kind Buyer has incurred in connection with preparing to exercise its Option or to close its purchase of the Property, and thereafter the parties shall have no further obligations under the Agreement.
Should Buyer elect not to terminate this Agreement, Seller shall, at Seller’s sole cost and expense, and prior to the exercise of the option and closing, promptly commence and diligently pursue any assessment, clean up and monitoring of the Property necessary, as to Hazardous Materials, to bring the Property into full compliance with Environmental Law. “Environmental Law” shall mean all federal, state and local laws, including statutes, regulations, ordinances, codes, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the protection of the environment or human health, welfare or safety, or to the emission, discharge, seepage, release or threatened release of any contaminant, solid waste, hazardous waste, pollutant, irritant, petroleum product, waste product, radioactive material, flammable or corrosive substance, carcinogen, explosive, polychlorinated biphenyl, asbestos, hazardous or toxic substance, material or waste of any kind into the environment, including, without limitation, ambient air, surface water, ground water, or land including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource and Conservation and Recovery Act of 1976, the Hazardous and Solid Waste Amendments of 1984, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act of 1986, Chapters 161, 253, 373, 376 and 403, Florida Statutes, Rules of the U.S. Environmental Protection Agency, Rules of the Florida Department of Environmental Protection, and the rules of the Florida water management districts now or at any time hereafter in effect. However, should the estimated cost to Seller of clean up of Hazardous Materials exceed a sum which is equal to 2% of the Purchase Price as stated in Section 5a., Seller may elect to terminate this Agreement and neither party shall have any further obligations under this Agreement. If Hazardous Materials are discovered after closing, Seller shall remain obligated hereunder, with such obligation to survive the closing, delivery, and recording of the deed described in paragraph 9. of this Agreement and Buyer’s possession of the Property, to diligently pursue and accomplish the clean up of Hazardous Materials placed on the Property during Seller’s ownership of the Property in a manner consistent with all applicable Environmental Laws and at Seller’s sole cost and expense.
Notwithstanding the foregoing obligation to investigate and remediate, Buyer may elect to change the description of the Property to be conveyed, so as to not acquire any part of the Property that contains any Hazardous Materials plus a reasonable buffer zone. If Buyer elects to not acquire any part of the property, as described in this subsection, the Purchase Price shall be adjusted to reflect the portion of the Property removed from the transaction. However, such part of the Property shall not exceed two hundred (200) acres.
Further, if neither party elects to terminate this Agreement as provided above, Seller hereby indemnifies and saves harmless and defends Buyer, its officers, servants, agents and employees, for a period not to exceed eighteen months from the date of closing, from and against any and all claims, suits, actions, damages, liabilities, expenditures or causes of action of whatsoever kind arising from Hazardous Materials placed on the Property during Seller’s ownership of the Property whether the Hazardous Materials are discovered prior to or after closing. Seller shall defend, for a period not to exceed eighteen months from the date of closing, at Seller’s sole cost and expense, any legal action, claim or proceeding instituted by any person against Buyer as a result of any claim, suit, or cause of action for injuries to body, life, limb or property for which Hazardous Materials placed on the Property during Seller’s ownership of the Property are alleged to be a contributing legal cause. Seller shall save Buyer harmless, for a period not to exceed eighteen months from the date of closing, from and against all judgments, orders, decrees, attorney’s fees, costs, expenses and liabilities in and about any such claim, suit, investigation or defense thereof, which may be entered, incurred or assessed as a result of the foregoing. Notwithstanding the above, it is agreed that Seller’s economic exposure shall not exceed 2% of the Purchase Price.
The limitation herein on Seller’s contractual obligation to indemnify Buyer as specified in this paragraph. shall not be construed to limit Seller’s legal liability under any Environmental Law for Hazardous Materials located on the Property or to limit Buyer’s legal and equitable remedies against Seller under any Environmental Law for Hazardous Materials located on the Property.
     14. Condition of Premises. Except as specifically set forth in this Option Agreement, the Seller and the Buyer agree that no warranties, whether express or implied, are made or will be made as to the merchantability, fitness, condition or use of the Property, but rather Buyer is purchasing such “as is”, following the full opportunity to inspect the premises.
     15. Casualty or Condemnation. In the event of any damage to or destruction of the improvements, if any, on the Property, or the taking of all or any part of the Property by eminent domain proceedings, or the commencement of such proceedings prior to Closing, Buyer shall have the right, at its option, to terminate this Agreement by notice given to Seller as provided below, whereupon Seller shall promptly refund to Buyer all of the Option Money and, except as expressly provided to the contrary herein, Seller and Buyer shall have no further rights, obligations or duties hereunder. If Buyer does not so terminate this Agreement, then Buyer may, at its option, either a) proceed to close, with the Purchase Price reduced by the total of any awards or other proceeds received or to be received by Seller as a result of such [casualty or] proceedings, or b) proceed to close, with an assignment by Seller of all of Seller’s right, title and interest in and to any and all such awards and proceeds. Seller shall notify Buyer in writing of any casualty or eminent domain proceedings affecting the Property within five (5) days after Seller learns of such casualty or proceedings.
     16. Condition of Property at Closing. Prior to Closing, Seller covenants and agrees to cure any nuisances and remove or cause to be removed from the Property, at Seller’s sole cost and expense, such not to exceed Two Hundred Fifty Thousand ($250,000.00) Dollars, any and all personal property and/or trash, rubbish or any other unsightly or offensive materials thereon, including, but not limited to, any Hazardous Materials in tanks, barrels, equipment, pipelines or other containers on the Property, unless otherwise agreed to in writing by Buyer. All billboards on the Property, if any, must be removed and any existing leases terminated. If any leases cannot be terminated and the billboards removed, the property on which the billboards are located must be cutout of the Property being conveyed. Satisfaction of the promises contained herein shall be subject to Buyer’s inspection and approval of the physical condition of the Property. If, on or before the Closing, Seller has not satisfied the promises contained herein, Buyer may elect to either a) defer the Closing until Seller has satisfied said promises, or b) remove or cause to be removed said personal property and/or trash, rubbish or other offensive materials as described above in which case Buyer shall receive a credit against the Purchase Price at Closing in the amount expended by Buyer, such not to exceed Seller’s limit set forth above, in this regard in order to satisfy Seller’s promises contained herein.
     17. Access to Property. Between the effective date of this Agreement and the Closing, Buyer, its contractors, agents and assigns shall have access to the Property at all reasonable hours, through its representatives, agents and employees, for the purpose of inspecting the Property and causing any necessary appraisals, Hazardous Materials audits and surveys, and other inspections to be made, provided always that Buyer shall not interfere with the rights of any lessees or licensees of the Property. With regard to any entry by Buyer upon the Property prior to closing, Buyer shall be responsible during the term of this Agreement for damage or injury to persons or property resulting from Buyer’s entry upon the Property for which it is found legally liable.
     18. Brokers. Seller agrees to pay any and all real estate or brokerage commissions for which it may be liable and agrees to indemnify and hold Buyer harmless from and against any and all loss, cost, claim, demand, damage, action, cause of action, suit or liability arising out of or in any manner related to the alleged employment or use by Seller of any real estate broker of agency in connection with the transactions contemplated hereby. Buyer represents that it has not retained any real estate broker or agent in connection with the transactions contemplated hereby. The provisions of this Section shall expressly survive the Closing hereunder.
     19. Deliberately omitted.

     20. Remedies Upon Default. Subject to Paragraph 8, in the event that Seller defaults in the performance of any of Seller’s obligations under this Agreement, Buyer shall have the sole right of specific performance against Seller or the right of reimbursement of the Option Money as full liquidated damages for such default. It is hereby agreed that Seller’s damages in the event of a default by Buyer hereunder are uncertain and difficult to ascertain, and that the Option Money constitutes a reasonable liquidation of such damages and is intended not as a penalty, but as full liquidated damages. Seller covenants not to bring any action or suit, whether legal or equitable, against Buyer for additional damages or other redress in the event of Buyer’s default hereunder.
     21. Notices. All notices, demands, requests or other communications permitted or required by this Agreement shall be in writing and shall be deemed to have been duly given if by the date called for under this Agreement: (i) delivered by hand, or (ii) by nationally-recognized, overnight express delivery service, or (iii) by U.S. registered or certified mail, postage prepaid, return receipt requested, or (iv) by electronic transfer (“telefacsimile/fax”) with prompt telephone confirmation, to the parties as set forth on Page 1.
     Any notice or other communication mailed as hereinabove provided shall be deemed effectively given or received on the date of delivery, except fax notices shall be deemed effectively received when sent or, if sent after 5:00 p.m. eastern time, shall be deemed received at 9:00 a.m. eastern time on the first business day following actual receipt by the addressee. If any notice properly addressed or transmitted, but returned for any reason, such notice shall be deemed to be effective notice and to be given on the date of sending.
     22. Entire Agreement. This Agreement shall not be modified or amended except by an instrument in writing, signed by or on behalf of both parties.
     23. Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State where the Property is located.
     24. Effective Date. As used herein, the terms “date of this Agreement,” “date hereof” and “effective date of this Agreement” shall mean the date on which the last of the parties executes this Agreement.
     25. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which counterparts together shall constitute the same instrument. Legible fax copies and photocopies of documents signed by either party are deemed to be equivalent to originals.
     26. Parties Bound. All of the terms, covenants and conditions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.
     27. Attorney’s Fees. In the event of any litigation, including appellate proceedings, arising out of this Agreement, the prevailing party shall be entitled to recover reasonable attorney’s fees and costs from the non-prevailing party.
     28. Headings; Rules of Construction. The headings used in the Agreement are for convenience of reference only and shall not be construed to alter or affect the meaning of any of the provisions. All references to the singular shall include the plural, and vice versa. The parties agree that this Agreement is the result of negotiation by the parties, each of whom was represented by counsel, and thus, this Agreement shall not be construed against either party because of authorship.

     29. Assignability. Buyer may freely assign this Option, but only to an organization recognized under Section 501(c)(3) of the Internal Revenue Code of 1986 as a charitable organization, or to a public agency.
     30. Time of Essence. Time is of the essence of this Agreement.
     31. Severability. Each provision of this Agreement is severable from any and all other provisions of this Agreement. Should any provision of this Agreement be for any reason unenforceable, the balance shall nonetheless remain in full force and effect, but without giving effect to such provision.
     32. No Waiver. Neither the failure of either party to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof.
     33. Required Disclosures. Seller agrees to provide to Buyer such information concerning the beneficial interests of persons in the Property, and financial transactions concerning the Property for five years prior to the date of this Agreement and five years prior to Closing to enable Buyer to comply with Chapter 286.23(1), and Chapter 375.031, Florida Statutes, by completing the Addendum attached as Exhibit “B”, and information regarding Seller’s corporate status by completing the Addendum attached as Exhibit “C”.
     34. Covenant to Not Further Encumber. Seller agrees that during the term of this Agreement it will take no action, or fail to take any action, which will further encumber the Property or any subpart thereof, including but not limited to: a) failing to pay any taxes or assessments before they become delinquent; b) placing any further liens of any type on the Property including the lien of any future advances or other additional debt under any mortgage; c) permitting any worker’s or contractor’s lien to be placed on the Property; and d) permit any change in zoning land use classification, or transfer of development rights, which would reduce the market value of the Property, unless previously agreed to in writing by Buyer. A breach of this covenant by Seller shall be deemed a material breach of contract and a default hereunder, and in such case Seller shall, upon notice and demand by Buyer, reimburse Buyer for the Option Money paid and for all payments made by Buyer to any service provider in the course of Buyer’s due diligence work to prepare for Closing.
     35. Delay. Notwithstanding any other term of this Agreement, all dates for the performance of obligations of the parties shall be automatically extended one business day for any due date falling on a Saturday, Sunday or holiday, or shall be automatically extended for a reasonable time period, not to exceed three (3) business days, if any event, including but not limited to, natural disasters, strikes, civil disorder, war, national or local days of mourning, cause the county courthouse and/or major public services to be closed or suspended in Seller’s or Buyer’s locale (“Disaster”). This Section is to be liberally construed so as to save the transaction and to avail defaults.
     36. RESOLUTION OF DISPUTES. EACH PARTY ACKNOWLEDGES THAT THIS AGREEMENT IS A SOPHISTICATED LEGAL DOCUMENT. ACCORDINGLY, JUSTICE WILL BEST BE SERVED IF ISSUES REGARDING THIS AGREEMENT ARE HEARD BY A JUDGE IN A COURT PROCEEDING, AND NOT A JURY. EACH BUYER AGREES THAT ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION, WITH RESPECT TO ANY ACTION, PROCEEDING, CLAIM, COUNTERCLAIM, OR CROSSCLAIM, WHETHER IN CONTRACT AND/OR IN TORT (REGARDLESS IF THE TORT ACTION IS PRESENTLY RECOGNIZED OR NOT), INCLUDING, BUT NOT LIMITED TO, THOSE FOR PERSONAL INJURIES, PAIN, SUFFERING AND WRONGFUL DEATH, BASED ON, ARISING OUT OF, IN CONNECTION WITH OR IN ANY WAY RELATED TO THIS AGREEMENT, THE DOCUMENTS (INCLUDING, WITHOUT LIMITATION,

ANY DECLARATION), ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT, VALIDATION, PROTECTION, ENFORCEMENT ACTION OR OMISSION OF ANY PARTY SHALL BE HEARD BY A JUDGE IN A COURT PROCEEDING AND NOT A JURY. SELLER HEREBY SUGGESTS THAT EACH BUYER CONTACT AN ATTORNEY IF SUCH BUYER DOES NOT UNDERSTAND THE LEGAL CONSEQUENCES OF EXECUTING THIS AGREEMENT.
     37. RADON GAS. RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY HEALTH UNIT.
     38. News Releases. Unless legally required, neither party hereto shall issue any news releases pertaining to this Option Agreement without the written permission of the other party, such permission not to be unreasonably withheld.
     39. Plat Vacation. Prior to the Closing, Seller shall cause the plats of record in Marion County, Florida, which are located within the boundaries of the Property, to be vacated by the appropriate governmental entity contingent on title to all of the Property vesting in the Board of Trustees of the Internal Improvement Trust Fund of the State of Florida. All vacated road rights of way, parks and other rights or interests accruing to the Seller as a result of the location of the above-referenced plat shall be deemed to be part of the Property, shall be included within the final legal description of the Property, insured by the title insurer and conveyed to the Buyer at closing. In the event that the requirements of this paragraph have not been satisfied by the Seller prior to Closing, the Closing shall be automatically extended for a period of time sufficient to allow the Seller to complete the plat vacation proceedings and to satisfy all other requirements of this paragraph. Provided, however, in the event that the requirements of this Section 39 are not completed on or before the January 30, 2007, Buyer shall have the option to either accept the title as it then is or to terminate this Agreement, thereupon releasing Buyer and Seller from all further obligations under this Agreement. All costs pertaining to the plat vacation proceedings and the other requirements of this paragraph shall be paid solely by the Seller. The provisions of this section shall not apply to the plat of Silver Springs Park Addition in the NE 1/4 of Section 26, Township 14 South, Range 22 East, Marion County, Florida.
     40. Bargain Sale. Buyer is an organization described in Sections 501(c)(3) and 170(b)(1)(A)(vi) of the Internal Revenue Code; therefore, Seller may be entitled to consider the amount by which the fair market value of the Property exceeds the sale price for the Property as a charitable contribution of property to the extent permitted by law, but Buyer shall have no responsibility or liability for the determination of the amount or availability of any income tax deduction which Seller may claim. The Conservancy has provided Seller with a summary of its internal policy regarding gifts of interests in real estate and will sign documentation required by the IRS to substantiate a charitable contribution when the conditions stated in the policy are met.
        .
     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and sealed by its fully authorized signatory(ies) on the date set forth below.
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Signed, sealed and delivered	SELLER: AVATAR PROPERTIES INC.
In the presence of:	a Florida corporation

/s/ Ohilda V. Nodarse	By:	/s/ Dennis J. Getman
Witness Ohilda V. Nodarse	Name: Dennis J. Getman, Executive Vice President Date: October 18, 2006
/s/ Rosa Zamora
Witness Rosa Zamora	(CORPORATE SEAL)

Signed, sealed and delivered	BUYER: THE NATURE CONSERVANCY,
In the presence of:	a nonprofit District of Columbia corporation

/s/ Betty Hernandez	BY:	/s/ Victoria J. Tschinkel
Name: Victoria Tschinkel, State Director
/s/ Petra Rayston Witness	Date:	10/20/06
(CORPORATE SEAL)